Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October 24, 2018)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.15 per share will be paid December 3, 2018 to shareholders of record on the close of business on November 7, 2018.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At September 29, 2018, there were 1,236 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 51 retail franchises have been awarded but are not open. In addition, at September 29, 2018, the Company had a lease portfolio of  $44.5 million.